EXHIBIT 99.1

Joseph Swedish Appointed to CDW Board of Directors

VERNON HILLS, Ill., Aug. 12, 2015 (GLOBE NEWSWIRE) -- CDW (NASDAQ:CDW), a leading provider of technology solutions to business, government, education and healthcare, announced that Joseph Swedish has been appointed to the company's Board of Directors.

Since 2013, Swedish has served as president and chief executive officer (CEO) of Anthem (NYSE:ANTM), one of the country's leading health benefit providers, serving more than 38.5 million Americans. Swedish most recently led the company's effort to acquire Cigna, a $54 billion deal that is expected to close in late 2016.

Swedish is widely recognized for his experience and leadership in the healthcare field. Prior to his role at Anthem, he served as CEO for several major healthcare providers over 25 years. Most recently, he led Trinity Health, an 18-state integrated healthcare delivery system. In addition, Swedish held CEO and senior leadership positions with Centura Health and the Hospital Corporation of America, amongst others.

Swedish also currently serves on the board of directors for the Blue Cross and Blue Shield Association, National Institute for Health Care Management and America's Health Insurance Plans.

"Joe's deep and successful background in the healthcare market will be a tremendous asset to our board," said Thomas E. Richards, chairman and CEO, CDW. "We will lean on his insights and understanding of technology advancements that will serve as the foundation for patient-centered healthcare. That industry expertise, combined with his experience as a public company board member and corporate executive, will enable him to quickly provide valuable guidance. We are pleased to welcome him to CDW's board."

Swedish holds a master's degree in health administration from Duke University.

About CDW

CDW is a leading provider of technology solutions to business, government, education and healthcare. A Fortune 500 company, CDW was founded in 1984 and employs more than 7,200 coworkers. For the trailing twelve months ended June 30, 2015, the company generated net sales of almost $12.4 billion. For more information about CDW, please visit www.CDW.com.

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